Exhibit 2.3

SECOND CONTINGENT PAYMENT AGREEMENT

This Second Contingent Payment Agreement (this “Agreement”) is made and entered into as of this 31st day of December, 2005 by and between LKQ Corporation, a Delaware corporation (“LKQ”), and Elias Hawa, Sabah Hawa and Fouad Pouyafar (the “Shareholders”).

Recitals

Pursuant to a Stock Purchase Agreement of even date herewith (the “SPA”), LKQ is acquiring all of the outstanding capital stock of Fit-Rite Body Parts, Inc. (the “Company”) from the Shareholders.  The execution of this Agreement is a condition to consummation of the transactions contemplated by the SPA (the “Closing”).

NOW, THEREFORE, in consideration of the SPA, the mutual promises and covenants contained herein, and as an integral part of the SPA, without which the parties would not have entered into the SPA, and for other good and valuable consideration, the receipt and sufficiency of which as consideration are hereby acknowledged, the Shareholders and LKQ covenant and agree as follows:

1.  Definitions

For purposes of this Agreement, the terms listed below have the following meanings:

Base Gross Margin Percentage means the gross margin percentage achieved by LKQ’s aftermarket business operations during the twelve months ended December 31, 2005.

Earnout Period means the First Earnout Period and the Second Earnout Period.

First Earnout Period means the period beginning on July 1, 2006 and ending on June 30, 2007.

First Gross Margin Percentage means the gross margin percentage achieved by LKQ’s aftermarket business operations (excluding the operations of the Company) during the twelve months ended June 30, 2007, computed consistently with LKQ’s accounting policies used to compute Base Gross Margin Percentage.  For purposes of calculating such gross margin percentage, the cost per unit of any inventory acquired for LKQ’s aftermarket business operations shall be no less than the cost per unit of any corresponding inventory acquired for the Company.

Second Earnout Period means the period beginning on July 1, 2007 and ending on June 30, 2008.

Second Gross Margin Percentage means the gross margin percentage achieved by LKQ’s aftermarket business operations (excluding the operations of the Company) during the twelve months ended June 30, 2008, computed consistently with LKQ’s accounting policies used to compute Base Gross Margin Percentage.  For purposes of calculating such gross margin percentage, the cost per unit of any inventory acquired for LKQ’s aftermarket business operations shall be no less than the cost per unit of any corresponding inventory acquired for the Company.

Each capitalized term not defined herein shall have the meaning given it in the SPA.

2.  Contingent Payments

2.1                               Contingent Payments.  (a)  In the event the First Gross Margin Percentage exceeds the Base Gross Margin Percentage by at least one quarter of one percentage point (0.25%), LKQ shall pay the Shareholders $500,000 for each percentage point by which the First Gross Margin Percentage exceeds the Base Gross Margin Percentage (i.e., $125,000 for each 0.25%).  For example, (i) in the event the Base Gross Margin Percentage is 45.1% and the First Gross Margin Percentage is 48.6%, LKQ shall pay the Shareholders $1,750,000; and (ii) in the event the Base Gross Margin Percentage is 44.9% and the First Gross Margin Percentage is 47.6%, LKQ shall pay the Shareholders $1,250,000.  In the event the First Gross Margin Percentage is less than one quarter of one percentage point greater than the Base Gross Margin Percentage, LKQ shall not make any payment to the Shareholders. The maximum amount payable to the Shareholders under this Agreement with respect to the First Earnout Period is $2,000,000.

(b)  In the event the Second Gross Margin Percentage exceeds the Base Gross Margin Percentage by at least one quarter of one percentage point (0.25%), LKQ shall pay the Shareholders $500,000 for each percentage point by which the Second Gross Margin Percentage exceeds the Base Gross Margin Percentage (i.e., $125,000 for each 0.25%).  For example, (i) in the event the Base Gross Margin Percentage is 45.1% and the Second Gross Margin Percentage is 48.6%, LKQ shall pay the Shareholders $1,750,000; and (ii) in the event the Base Gross Margin Percentage is 44.9% and the Second Gross Margin Percentage is 47.6%, LKQ shall pay the Shareholders $1,250,000.  In the event the Second Gross Margin Percentage is less than one percentage point greater than the Base Gross Margin Percentage, LKQ shall not make any payment to the Shareholders. The maximum amount payable to the Shareholders under this Agreement with respect to the Second Earnout Period is $2,000,000.

2.2                               Future Combinations of Facilities.

(A)  In the event any of the Company’s facilities are combined into or merged with any of LKQ’s facilities (i.e., a Company facility is closed and its operations are transferred to an LKQ facility) prior to June 30, 2008, then to the extent that the transferred operations of the closed facility are included in the First Gross Margin Percentage and the Second Gross Margin Percentage, the closed facility’s revenue and cost of goods sold for the twelve (12) months ended on the last day of the calendar quarter (i.e., March 31, June 30, September 30 or December 31) immediately preceding the date of closing of such facility (the “CF Measurement Period”) will be combined with the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 in order to re-compute the Base Gross Margin Percentage for purposes of this Agreement as follows:  (a) for purposes of determining amounts payable relating to the

First or Second Earnout Period, the number of months that the closed facility is included in the First or Second Earnout Period will be used to re-compute the Base Gross Margin Percentage; (b) the appropriate pro rata portion of the revenue and cost of goods sold of the closed facility during the CF Measurement Period will be added to the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 to re-compute the Base Gross Margin Percentage; and (c) if LKQ closes a Company facility and combines its operations with an LKQ facility after June 30, 2007, the Base Gross Margin Percentage shall not be re-computed for the First Earnout Period.  For example, (i) if LKQ closes a Company facility and combines its operations with an LKQ facility on January 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to include 50% (six months that the operations of the closed facility will be included in the First Earnout Period divided by twelve months) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended December 31, 2006 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include 100% of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended December 31, 2006; (ii) if LKQ closes a Company facility and combines its operations with an LKQ facility on May 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to include one-sixth (16.66%) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended March 31, 2007 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include 100% of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended March 31, 2007; and (iii) if LKQ closes a Company facility and combines its operations with an LKQ facility on September 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will not be re-computed and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include five-sixths (83.33%) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended June 30, 2007.

(B)  In the event any of LKQ’s facilities are combined into or merged with any of the Company’s facilities (i.e., an LKQ facility is closed and its operations are transferred to a Company facility) prior to June 30, 2008, then to the extent that the transferred operations of the closed facility are not included in the First Gross Margin Percentage and the Second Gross Margin Percentage, the closed facility’s revenue and cost of goods sold for the twelve (12) months ended on the last day of the calendar quarter (i.e., March 31, June 30, September 30 or December 31) immediately preceding the date of closing of such facility (the “CF2 Measurement Period”) will be deducted from the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 in order to re-compute the Base Gross Margin Percentage for purposes of this Agreement as follows:  (a) for purposes of determining amounts payable relating to the First or Second Earnout Period, the number of months that the closed facility is not included in the First or Second Earnout Period will be used to re-compute the Base Gross Margin Percentage; (b) the appropriate pro rata portion of the revenue and cost of goods sold of the closed facility during the CF Measurement Period will be deducted from the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 to re-compute the Base Gross Margin Percentage; and (c) if LKQ closes an LKQ facility and combines its operations with a Company facility after June 30, 2007, the Base Gross Margin Percentage shall not be re-computed for the First Earnout Period.  For example, (i) if LKQ closes an LKQ facility and combines its operations with a Company facility on January 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to exclude 50% (six months that the operations of the closed facility will not be included in the First Earnout Period divided by twelve months) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended December 31, 2006 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to exclude 100% of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended December 31, 2006; (ii) if LKQ closes an LKQ facility and combines its operations with a Company facility on May 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to exclude one-sixth (16.66%) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended March 31, 2007 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to exclude 100% of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended March 31, 2007; and (iii) if LKQ closes an LKQ facility and combines its operations with a Company facility on September 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will not be re-computed and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to exclude five-sixths (83.33%) of the revenue and cost of goods sold of the closed facility during the twelve (12) months ended June 30, 2007.

2.3                               Accounting.  LKQ shall deliver to the Shareholders the Base Gross Margin Percentage prior to March 15, 2006.  LKQ shall deliver to the Shareholders within 60 days after the end of each of June 30, 2007 and June 30, 2008, a written report of the First Gross Margin Percentage and the Second Gross Margin Percentage, respectively, along with a calculation of the amounts (if any) payable to the Shareholders hereunder.

2.4                               Payment.  LKQ shall pay to the Shareholders all amounts to which they are entitled within 75 days after the end of the applicable Earnout Period.  The Company and LKQ shall have no liability to the Shareholders under this Agreement with respect to any periods before the First Earnout Period and after the Second Earnout Period.

3.  Other Agreements

3.1                               Right of Inspection.  The Shareholders or their agents or representatives, at the sole cost and expense of the Shareholders, shall have the right to review and copy the books and records of LKQ relating to the First Gross Margin Percentage and the Second Gross Margin Percentage upon reasonable notice during normal business hours for the purpose of verifying the amounts due to the Shareholders pursuant to this Agreement.  The Company and LKQ agree to cooperate reasonably with the Shareholders, their agents and representatives in connection with such review and verification.  To the extent that the review by the Shareholders shows any difference from the amount reported by LKQ for the First Gross Margin Percentage or the Second Gross Margin Percentage, then the Shareholders and LKQ will attempt in good faith to resolve such difference.  If they are unable to do so within thirty (30) days after such attempt commences, then a nationally-recognized independent accounting firm not affiliated with either the Shareholders or LKQ (the “Independent Accountants”) shall be selected to conduct a review of the disputed items.  The review of the Independent Accountants shall be limited to those items disputed by the Shareholders and LKQ and shall be rendered as soon as practicable after submission thereto and shall be final and binding upon the Shareholders and LKQ.  The fees and expenses of the Independent Accountants shall be borne one-half (1/2) by the Shareholders and one-half by LKQ.

3.2                               Future Acquisitions.  To the extent that LKQ acquires any company or business engaged primarily in the aftermarket business prior to June 30, 2008 (an “Acquired Business”), then to the extent that the operations of the Acquired Business is included in the First Gross Margin Percentage and the Second Gross Margin Percentage, then the Acquired Business’s Gross Margin Percentage for the twelve (12) months ended on the last day of the calendar quarter (i.e., March 31, June 30, September 30 or December 31) immediately preceding the date of LKQ’s acquisition of the Acquired Business (the “Measurement Period”) will be combined with the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 in order to re-compute the Base Gross Margin Percentage for purposes of this Agreement as follows:  (a) for purposes of determining amounts payable relating to the First or Second Earnout Period, the number of months that the Acquired Business is included in the First or Second Earnout Period will be used to re-compute the Base Gross Margin Percentage; (b) the appropriate pro rata portion of the revenue and cost of goods sold of the Acquired Business during the Measurement Period will be added to the revenue and cost of goods sold of LKQ for the twelve months ended December 31, 2005 to re-compute the Base Gross Margin Percentage; (c) if LKQ acquires an Acquired Business after June 30, 2007, the Base Gross Margin Percentage shall not be re-computed for the First Earnout Period; and (d)  the revenue and cost of goods sold of the Acquired Business shall be adjusted, if necessary, to be computed consistently with LKQ’s accounting policies used to compute the Base Gross Margin Percentage.  For example, (i) if LKQ acquires an Acquired Business on January 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to include 50% (six months that the Acquired Business will be included in the First Earnout Period divided by twelve months) of the revenue and cost of goods sold of the Acquired Business during the twelve (12) months ended December 31, 2006 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include 100% of the revenue and cost of goods sold of the Acquired Business during the twelve (12) months ended December 31, 2006; (ii) if LKQ acquires an Acquired Business on May 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will be re-computed to include one-sixth (16.66%) of the revenue and cost of goods sold of the Acquired Business during the twelve (12)

months ended March 31, 2007 and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include 100% of the revenue and cost of goods sold of the Acquired Business during the twelve (12) months ended March 31, 2007; and (iii) if LKQ acquires an Acquired Business on September 1, 2007, for determining amounts payable relating to the First Earnout Period the Base Gross Margin Percentage will not be re-computed and for determining amounts payable relating to the Second Earnout Period the Base Gross Margin Percentage will be re-computed to include five-sixths (83.33%) of the revenue and cost of goods sold of the Acquired Business during the twelve (12) months ended June 30, 2007.  In the event that prior to June 30, 2008 LKQ acquires any company or business engaged primarily in the wheels or general body shop supplies and accessories business, the revenue and cost of goods sold relating to such acquired company or business shall be excluded for purposes of calculating the First Gross Margin Percentage and the Second Gross Margin Percentage.  In the event that prior to June 30, 2008 LKQ significantly increases its existing revenue from the sale of wheels or general body shop supplies and accessories, the revenue and cost of goods sold relating to such incremental sales of wheels or general body shop supplies and accessories shall be excluded for purposes of calculating the First Gross Margin Percentage and the Second Gross Margin Percentage.

3.3                               Representation.  Attached as Exhibit A to this Agreement is the Base Gross Margin Percentage of LKQ for each of the three (3) month periods ended March 31, 2005, June 30, 2005 and September 30, 2005.  As soon as practicable, LKQ shall deliver to the Shareholders its Base Gross Margin Percentage for the three (3) month periods ended December 31, 2005, March 31, 2006 and June 30, 2006.  Each Shareholder agrees that he will hold in strictest confidence and will not use or disclose to any person or entity, without the written authorization of an officer of LKQ, any of the information described in the two preceding sentences.

3.4                               Notices.  Any notice, request, information or other document to be given hereunder shall be in writing.  Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Shareholders:

Sabah Hawa

235 Revere Road

East Hills, New York 11577

If to the Company or LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois  60602
Attention:  General Counsel
Fax:  (312) 621-1969

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

3.5                               Miscellaneous.

(a)                                  Controlling Law.  This Agreement shall be construed pursuant to the laws of the State of Illinois.

(b)                                 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

(c)                                  Severability.  If any one or more of the provisions contained in this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6                               Purchasing Authority.  During the term of this Agreement, Sabah Hawa (“Employee”), as the Director of Purchasing for LKQ’s Aftermarket Division, will have the authority to direct and control the purchasing of aftermarket inventory for LKQ, subject to (a) the general corporate oversight of LKQ’s board of directors and its chief executive officer; and (b) termination for “Cause”.  For purposes of the preceding sentence only, “Cause” shall mean (i) the Employee’s death; (ii) the Employee’s becoming physically or mentally disabled, whether totally or partially, so that he is prevented from performing the duties assigned to him for a period of thirty consecutive days or for shorter periods resulting from the same disability aggregating thirty days in any twelve-month period;  (iii) the willful and continued failure or refusal by the Employee to substantially perform assigned duties;  any act of fraud, embezzlement or other misappropriation or similar act by the Employee; the Employee’s gross negligence or willful misconduct, malfeasance or insubordination; or conviction of the Employee for (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By:	/s/ Mark T. Spears	/s/ Elias Hawa
Name: Mark T. Spears		Elias Hawa
Title: SVP & CFO
/s/ Sabah Hawa
Sabah Hawa

/s/ Fouad Pouyafar
Fouad Pouyafar